Exhibit 10.10

SECURITY AGREEMENT

dated as of June 30, 2004

among

THE LOAN PARTIES FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Senior Collateral Agent

TABLE OF CONTENTS*

*              Table of Contents is not a part of the Security Agreement.

i

Section 4.10	Information Regarding Collateral
Section 4.11	Covenants Regarding Intellectual Property
Section 4.12	Deposit Accounts and Securities Accounts
Section 4.13	Electronic Chattel Paper
Section 4.14	Claims
Section 4.15	Letter-of-Credit-Rights

ARTICLE V GENERAL AUTHORITY; REMEDIES

Section 5.01	General Authority
Section 5.02	Authority of the Senior Collateral Agent
Section 5.03	Remedies upon Event of Default
Section 5.04	Limitation on Duty of the Senior Collateral Agent in Respect of Collateral
Section 5.05	Application of Proceeds

ARTICLE VI SENIOR COLLATERAL AGENT

Section 6.01	Concerning the Senior Collateral Agent
Section 6.02	Appointment of Co-Collateral Agent

ARTICLE VII MISCELLANEOUS

Section 7.01	Notices
Section 7.02	No Waivers; Non-Exclusive Remedies
Section 7.03	Compensation and Expenses of the Senior Collateral Agent; Indemnification
Section 7.04	Enforcement
Section 7.05	Amendments and Waivers
Section 7.06	Successors and Assigns
Section 7.07	Governing Law
Section 7.08	Limitation of Law; Severability
Section 7.09	Counterparts; Effectiveness
Section 7.10	Additional Loan Parties
Section 7.11	Termination
Section 7.12	Entire Agreement

ii

Schedules:

Schedule 1.01	-	Claims
Schedule 3.05	-	Deposit Accounts and Securities Accounts
Schedule 4.01	-	Filings to Perfect Security Interests of Senior Collateral Agent

Exhibits:

Exhibit A	-	Form of Grant of Security Interest in United States Patents and Trademarks
Exhibit B	-	Form of Grant of Security Interest in United States Copyrights
Exhibit C	-	Form of Deposit Account Control Agreement
Exhibit D	-	Form of Consent to Assignment of Letter of Credit Proceeds
Exhibit E	-	Form of Collateral Description

iii

SECURITY AGREEMENT dated as of June 30, 2004 (as amended, modified or supplemented from time to time, this “Agreement”) among the LOAN PARTIES from time to time party hereto and BANK OF AMERICA, N.A., as collateral agent for the Senior Finance Parties (in such capacity, together with its successors, the “Senior Collateral Agent”).

VeriFone, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), proposes to enter into a Credit Agreement dated as of June 30, 2004 (as amended, restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of the Borrower under such agreement or any successor agreement, the “Credit Agreement”) among VeriFone Intermediate Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Holdings”), the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), the Collateral Agents (as defined below), Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender (together with its successor or successors in each such capacity, the “Administrative Agent”, an “L/C Issuer” and the “Swing Line Lender”, respectively), and Credit Suisse First Boston, Cayman Islands Branch, as Syndication Agent (together with its successor or successors in such capacity, the “Syndication Agent”).

Certain Lenders and their affiliates acting as Swap Creditors (as defined in the Credit Agreement) may from time to time provide forward rate agreements, options, swaps, caps, floors and other Swap Agreements (as defined in the Credit Agreement) to the Loan Parties (as defined below).  To induce the Lenders to enter into the Credit Agreement and the other Loan Documents (as hereinafter defined) and the Swap Creditors to enter into the Swap Agreements, and as a condition precedent to the obligations of the Senior Lenders under the Credit Agreement, VeriFone Holdings, Inc. (together with its successors and permitted assigns, “Parent Holdings”), Holdings and certain of the Subsidiaries of Holdings (each a “Guarantor” and, collectively, the “Guarantors”) have agreed, jointly and severally, to provide a guaranty of all obligations of the Borrower and the other Loan Parties under or in respect of the Finance Documents.

As a further condition precedent to the obligations of the Lenders under the Loan Documents, the Borrower and each Guarantor (each a “Loan Party” and, together with each other person that becomes a party hereto pursuant to Section 7.10 hereof and the respective successors and permitted assigns of each of the foregoing, the “Loan Parties”) has agreed or will agree to grant a continuing security interest in favor of the Senior Collateral Agent in and to the Collateral (as hereinafter defined) to secure the Senior Obligations (as hereinafter defined).  Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Terms Defined in the Credit Agreement.  Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

Section 1.02         Terms Defined in the UCC.  Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in the UCC (as defined below), have the respective meanings provided in the UCC:  (i) As-Extracted Collateral; (ii) Certificated Security; (iii) Chattel Paper; (iv) Documents; (v) Financial Asset; (vi) Instruments; (vii) Inventory; (viii) Investment Property; (ix)

Payment Intangibles; (x) Proceeds; (xi) Securities Account; (xii) Securities Intermediary; (xiii) Security; (xiv) Security Certificate; (xv) Security Entitlements; and (xvi) Uncertificated Security.

Section 1.03         Additional Definitions.  Terms defined in the introductory section hereof have the respective meanings set forth therein.  The following additional terms, as used herein, have the following respective meanings:

“Account Control Agreement” means (i) with respect to a Deposit Account, a deposit account control agreement, substantially in the form of Exhibit C hereto or otherwise containing substantially similar terms and reasonably acceptable in form and substance to the Senior Collateral Agent, among one or more Loan Parties, the Senior Collateral Agent, the Second Lien Collateral Agent and the bank which maintains such Deposit Account (execution of such agreement shall be conclusive evidence of such approval) and (ii) with respect to a Securities Account, a securities account control agreement, substantially in the form of Exhibit B to the Senior Pledge Agreement or otherwise containing substantially similar terms and reasonably acceptable in form and substance to the Senior Collateral Agent, among one or more Loan Parties, the Senior Collateral Agent, the Second Lien Collateral Agent and the Securities Intermediary which maintains such Securities Account (execution of such agreement shall be conclusive evidence of such approval), in each case as the same may be amended, modified or supplemented from time to time.

“Accounts” means (i) all “accounts” (as defined in the UCC), (ii) all of the rights of any Loan Party in, to and under all purchase orders for goods, services or other property, (iii) all of the rights of any Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (iv) all monies due to or to become due to any Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Loan Party), including, without limitation, the right to receive the Proceeds of said purchase orders and contracts, all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.

“Account Debtor” means an “account debtor” (as defined in the UCC), and also means and includes Persons obligated to pay negotiable instruments and other Receivables.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Lender or its Affiliates in connection with this any Loan Document, including obligations for the payment of agreed interest and fees, charges, expenses, Attorney Costs and disbursements in connection therewith.

“Cash Proceeds Account” has the meaning set forth in Section 2.05(a) of this Agreement.

“Claims” means all “commercial tort claims” (as defined in the UCC), including, without limitation, each of the claims described on Schedule 1.01 hereto, as such Schedule may be amended, modified or supplemented from time to time, and also means and includes all claims, causes of action and similar rights and interests (however characterized) of a Loan Party, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings.

“Collateral” has the meaning set forth in Section 2.02 of this Agreement.

“Collateral Accounts” means one or more of the Cash Proceeds Account, the L/C Cash Collateral Account, the Reinvestment Funds Account, the Prepayment Account and any other Securities Accounts or Deposit Accounts established with or in the possession or under the control of the Senior Collateral Agent into which cash or cash Proceeds (including cash Proceeds of insurance policies, awards of condemnation or other compensation) of any Collateral are deposited from time to time, collectively.

“Collateral Agents” means the Senior Collateral Agent and the Second Lien Collateral Agent, collectively.

“Computer Hardware” means all computer and other electronic data processing hardware of a Loan Party, whether now or hereafter owned, licensed or leased by such Loan Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Copyright” means any of the following, whether now existing or hereafter arising, created, owned or acquired by a Loan Party:

(i)            the United States and foreign copyrights described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time) and any renewals thereof;

(ii)           all other common Law and/or statutory rights in all copyrightable subject matter under the Laws of the United States or any other country (whether or not the underlying works of authorship have been published);

(iii)          all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental, derivative or collective work registrations and pending applications for registrations in the United States Copyright Office or any other country;

(iv)          all computer programs, web pages, computer data bases and computer program flow diagrams, including all source codes and object codes related to any or all of the foregoing;

(v)           all tangible property embodying or incorporating any or all of the foregoing, whether in completed form or in some lesser state of completion, and all masters, duplicates, drafts, versions, variations and copies thereof, in all formats;

(vi)          all claims for, and rights to sue for, past, present and future infringement of any of the foregoing;

(vii)         all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Copyright Licenses in connection therewith;

(viii)        all rights in any of the foregoing, whether arising under the Laws of the United States or any foreign country or otherwise, to copy, record, synchronize, broadcast, transmit, perform and/or display any of the foregoing or any matter which is the subject of any of the foregoing in any manner and by any process now known or hereafter devised; and

(ix)           the name and title of each Copyright item and all rights of any Loan Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition, anti-cybersquatting and/or the rules and principles of any other applicable statute, common Law or other rule or principle of Law now existing or hereafter arising.

“Copyright Agreement” means a grant of Security Interest in United States Copyrights, substantially in the form of Exhibit B to this Agreement, between one or more Loan Parties and the Senior Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Copyright License” means any agreement now or hereafter in existence granting to any Loan Party any rights, whether exclusive or non-exclusive, to use another Person’s copyrights or copyright applications, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered, including, without limitation, the Copyright Licenses described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Credit Obligations” means on any date the Senior Credit Obligations and the Second Lien Obligations.

“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an Instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and Instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Direct Exposure” has the meaning set forth in Section 2.07 of this Agreement.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person which is organized under the Laws of the United States or any political subdivision or territory thereof, and “Domestic Subsidiaries” means any two or more of them.

“Equipment” means all “equipment” (as defined in the UCC), including all items of machinery, equipment, Computer Hardware, furnishings and fixtures of every kind, as well as all motor vehicles, automobiles, trucks, trailers, railcars, barges and vehicles of every description, handling and delivery equipment, all additions to, substitutions for, replacements of or accessions to any of the foregoing, all attachments, components, parts (including spare parts) and accessories whether installed thereon or affixed thereto and all fuel for any thereof and all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnifications relating to any of the foregoing.

“Event of Default” means one or more Events of Default, as such term is defined in the Credit Agreement.

“Excluded Contract” means at any date any rights or interest of a Loan Party in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company, (i) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by a Loan Party, (ii) would give any party to such Contract other than a Group Company an enforceable right to terminate its obligations thereunder or (iii) is permitted only with the consent of another Person, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided that (i) in the case of each such Contract in existence or the subject of rights in favor of a Loan Party as of the Closing Date the contravention or violation of which could reasonably be expected to have a Material Adverse Effect, such Contract is listed and designated as such on Schedule 5.03 to the Credit Agreement; (ii) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC, (iii) all Proceeds paid or payable to any Loan Party from any sale, transfer or assignment of such Contract and all rights to receive such Proceeds shall be included in the Collateral and (iv) the term “Excluded Contract” shall not include any rights or interest of a Loan Party in, to or under any Contract arising after the Closing Date which is material to the conduct of the business of a Loan Party or with respect to which a contravention or other violation caused or arising by its inclusion as Collateral under this Agreement could reasonably be expected to have a Material Adverse Effect unless (A) the Loan Party shall have used, or shall be using, commercially reasonable efforts to obtain all requisite consents or approvals by the other party to such Contract of all of such Loan Party’s right, title and interest thereunder to the Collateral Agents or their respective designees and (B) the Loan Party shall have given prompt written notice to the Senior Collateral Agent upon any failure to obtain such consent or approval.

“Excluded Equipment” means at any date any Equipment of a Loan Party which is subject to, or secured by, a Capital Lease Obligation or Purchase Money Indebtedness which is permitted under Section 7.01 of the Credit Agreement if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company contained in the agreements or documents granting or governing such Capital Lease Obligation or Purchase Money Indebtedness prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by a Loan Party and (ii) such restriction relates only to the asset or assets acquired by a Loan Party with the Proceeds of such Capital Lease Obligation or Purchase Money Indebtedness; provided that all Proceeds paid or payable to any Loan Party from any sale, transfer or assignment or other voluntary or involuntary disposition of such Equipment and all rights to receive such Proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Capital Lease Obligation or Purchase Money Indebtedness secured by such Equipment.

“Exempt Deposit Accounts” means (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (C) petty cash in an amount not exceeding, at any point in time, $250,000 per Deposit Account, and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts and trust accounts.

“Finance Document” means each Loan Document and each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted under the Credit Agreement, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means:

(i)            all Senior Credit Obligations;

(ii)           all Second Lien Obligations;

(iii)          all Cash Management Obligations owed to a Senior Lender or one or more of its Affiliates; and

(iv)          all Swap Obligations permitted under the Credit Agreement owed or owing to any Swap Creditor;

in each case whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Finance Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof.

“Foreign Subsidiary” means with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“General Intangibles” means all “general intangibles” (as defined in the UCC) and also means and includes (i) all Payment Intangibles and other obligations and indebtedness owing to any Loan Party (other than Accounts), from whatever source arising, (ii) all Claims, Judgments and/or Settlements, (iii) all rights or claims in respect of refunds for taxes paid, (iv) all rights in respect of any pension plans or similar arrangements maintained for employees of any Loan Party or any member of the ERISA Group, (v) all interests in limited liability companies and/or partnerships which interests do not constitute Securities and (vi) all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Licenses, rights in intellectual property, goodwill, trade names, service marks, trade secrets, confidential or proprietary technical and business information, know-how, trademark rights arising out of domain names, mask works, customer lists, vendor lists, subscription lists, databases and related documentation, registrations, franchises and all other intellectual or other similar property rights.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Senior Collateral Agent, the Second Lien Collateral Agent, Holdings, Parent Holdings and the Borrower, as the same may be amended, modified or supplemented from time to time.

“Judgments” means all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.

“Letter-of-Credit Right” means all “letter-of-credit rights” (as defined in the UCC) and also means and includes all rights of a Loan Party to demand payment or performance under a letter of credit (as defined in Article V of the UCC).

“License” means any Patent License, Trademark License, Copyright License, Software License or other license or sublicense as to which any Loan Party is a party (other than those license agreements constituting Excluded Contracts; provided that rights to payments under any such license shall be included in the Collateral to the extent permitted thereby or by Section 9-406 and 9-408 of the UCC).

“Liquid Investments” has the meaning set forth in Section 2.09 of this Agreement.

“L/C Cash Collateral Account” has the meaning set forth in Section 2.07 of this Agreement.

“Loan Party” means Holdings, Parent Holdings, the Borrower and each Guarantor, and “Loan Parties” means all of them, collectively.

“paid in full” and “payment in full” means, with respect to any Finance Obligation, the occurrence of all of the foregoing:  (i) with respect to such Finance Obligations other than (A) contingent indemnification obligations, Swap Obligations and Cash Management Obligations not then due and payable and (B) to the extent covered by clause (ii) below, obligations with respect to undrawn Letters of Credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Finance Parties owed such Finance Obligations), (ii) with respect to any undrawn Letter of Credit, the obligations under which are included in such Finance Obligations, (A) the cancellation thereof and payment in full of all resulting Finance Obligations pursuant to clause (i) above or (B) the receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable L/C Issuer and the Administrative Agent) in an amount at least equal to 102% of the L/C Obligations for such Letter of Credit and (iii) if such Finance Obligations consist of all the Credit Obligations under or in respect of the Revolving Commitments, the Term B Commitments or the Second Lien Commitments, termination of all Commitments and all other obligations of the Lenders in respect of such Commitments under the Loan Documents.

“Patent” means any of the following, whether now existing or hereafter arising, invented, developed, reduced to practice, acquired or owned by a Loan Party:

(i)            the United States and foreign patents described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party) and any renewals thereof;

(ii)           all other letters patent and design letters patent of the United States or any other country;

(iii)          all applications filed or in preparation for filing for letters patent and design letters patent of the United States or any other country including, without limitation, applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country or political subdivision thereof;

(iv)          all reissues, divisions, continuations, continuations-in-part, revisions, renewals or extensions thereof;

(v)           all claims for, and rights to sue for, past, present or future infringement of any of the foregoing;

(vi)          all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Patent Licenses in connection therewith; and

(vii)         all rights corresponding to any of the foregoing whether arising under the Laws of the United States or any foreign country or otherwise.

“Patent and Trademark Agreement” means a grant of Security Interest in United States Patents and Trademarks, substantially in the form of Exhibit A to this Agreement, between one or more Loan Parties and the Senior Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Patent License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention, including, without limitation, the Patent Licenses described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Perfection Certificate” means with respect to each Loan Party a certificate, substantially in the form of Exhibit G-3 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby.

“Permitted Lien” means the Lien in favor of the Second Lien Collateral Agent securing the payment and performance of the Second Lien Obligations and any other Lien referred to in, and permitted by, Section 7.02 of the Credit Agreement.

“Prepayment Account” has the meaning set forth in Section 2.08 of this Agreement.

“Receivables” means all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper, all Letter-of-Credit Rights and all Supporting Obligations supporting or otherwise relating to any of the foregoing.

“Recordable Intellectual Property” means Intellectual Property the transfer of which is required to be recorded in the United States Patent and Trademark Office or the United States Copyright Office in order to be effective against subsequent third party transferees; provided that the following are not “Recordable Intellectual Property” hereunder:  (i) unregistered United States Copyrights and (ii) non-exclusive Licenses.

“Reinvestment Funds” has the meaning set forth in Section 2.06(a) of this Agreement.

“Reinvestment Funds Account” has the meaning set forth in Section 2.06(a) of this Agreement.

“Relevant Contingent Exposure” has the meaning set forth in Section 2.07 of this Agreement.

“Requisite Priority Lien” means a valid and perfected first priority security interest in favor of the Senior Collateral Agent for the benefit of the Senior Finance Parties and securing the Senior Obligations.

“Second Lien Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Second Lien Lenders under the Credit Agreement and the Collateral Documents, and its permitted successor or successors in such capacity and, if there is no acting Second Lien Collateral Agent under the Credit Agreement and the Collateral Documents, the Required Second Lien Lenders.

“Second Lien Credit Party” means each Second Lien Lender, the Second Lien Collateral Agent and each Indemnitee in respect of Second Lien Loans and their respective successors and assigns, and “Second Lien Credit Parties” means any two or more of them, collectively.

“Second Lien Lenders” has the meaning set forth in the Credit Agreement.

“Second Lien Obligations” means, with respect to each Loan Party, without duplication:

(i)            in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower to the extent allowed or allowable as a claim in any such proceeding) on any Second Lien Loan under, or any Second Lien Note issued pursuant to, the Credit Agreement or any other Loan Document;

(ii)           all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party in respect of any Second Lien Loan (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party to the extent allowed or allowable as a claim in any such proceeding) pursuant to the Credit Agreement or any other Loan Document;

(iii)          all expenses of the Second Lien Collateral Agent as to which the Second Lien Collateral Agent has a right to reimbursement by such Loan Party under Section 10.04 of the Credit Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Second Lien Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)          all amounts paid by any Indemnitee in respect of any Second Lien Loan as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.05 of the Credit Agreement or under any other similar provision of any other Loan Document; and

(v)           in the case of Holdings, Parent Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings, Parent Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Holdings, Parent Holdings or such Subsidiary Guarantor to the extent allowed or allowable as a claim in any such proceeding) on the part of Holdings, Parent Holdings or such Subsidiary Guarantor under or in respect of the Second Lien Loans pursuant to the Credit Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Second Lien Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1B to the Credit Agreement dated as of the date hereof among Holdings, Parent

Holdings, the Borrower, the Subsidiary Guarantors and the Second Lien Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Security Interest” means the security interest granted pursuant to Section 2.01 hereof in favor of the Senior Collateral Agent for the benefit of the Senior Finance Parties securing the Senior Obligations.

“Senior Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Senior Finance Parties under the Senior Finance Documents, and its permitted successor or successors in such capacity and, if there is no acting Senior Collateral Agent under the Senior Finance Documents, the Required Senior Lenders.

“Senior Credit Obligations” means:

(i)            in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, the Credit Agreement or any other Loan Document;

(ii)           all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party in respect of any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, the Credit Agreement or any other Loan Document (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Credit Agreement or any other Loan Document;

(iii)          all expenses of the Administrative Agent or the Senior Collateral Agent as to which it has a right to reimbursement under Section 7.03(a) or (b) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Senior Collateral Agent to preserve any Collateral or preserve its security interests in any Collateral;

(iv)          all amounts paid by any Indemnitee in respect of any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, the Credit Agreement or any other Loan Document as to which such Indemnitee has the right to reimbursement by such Loan Party under as to which such Indemnitee has the right to reimbursement under Section 10.05 of the Credit Agreement or under any other similar provision of any other Loan Document; and

(v)           in the case of Holdings, Parent Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings, Parent Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Holdings, Parent Holdings or such Subsidiary Guarantor under or in respect of any Revolving Loan, Swing Line Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Swing Line Note or Term B Note issued pursuant to, the Credit Agreement or any other Loan Document, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings, Parent Holdings or such

Subsidiary Guarantor pursuant to the Credit Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof (including by virtue of any Facilities Increase under the Credit Agreement).

“Senior Credit Party” means each Senior Lender (including any Affiliate in respect of any Cash Management Obligations), each L/C Issuer, the Administrative Agent, the Senior Collateral Agent and each Indemnitee in respect of Senior Loans and their respective successors and permitted assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Senior Finance Documents” means (i) each Loan Document, (ii) each Swap Agreement permitted under the Credit Agreement with one or more Swap Creditors and (iii) each agreement or instrument governing Cash Management Obligations between any Loan Party and a Senior Lender.

“Senior Finance Party” means each Finance Party other than a Second Lien Credit Party.

“Senior Obligations” means, at any date, all Finance Obligations, other than Second Lien Obligations.

“Settlements” means all right, title and interest of a Loan Party in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Loan Party, designed for use on Computer Hardware, including, without limitation, all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (including any agreement constituting a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Supporting Obligation” means a Letter-of-Credit Right, Guaranty Obligation or other secondary obligation supporting or any Lien securing the payment or performance of one or more Receivables, General Intangibles, Documents or Investment Property.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements permitted under the Credit Agreement with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender thereunder), and its successors and assigns, and “Swap Creditors” means any two or more of such Swap Creditors.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Trademark” means any of the following, whether now existing or hereafter arising, used, acquired or owned by a Loan Party:

(i)            the United States and foreign trademarks described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time) and any renewals thereof, excluding in all cases any United States intent-to-use trademark applications until and unless a Statement of Use or an Amendment to Allege Use has been filed and accepted by the United States Patent and Trademark Office;

(ii)           all other trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, trademark rights arising out of domain names and trade dress which are or have been used in the United States or in any state, territory or possession thereof, or in any other place, nation or jurisdiction, along with all prints and labels on which any of the foregoing have appeared or appear, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law;

(iii)          the goodwill of the business symbolized thereby or associated with each of the foregoing;

(iv)          all registrations and applications in connection therewith, including, without limitation, registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof;

(v)           all reissues, extensions and renewals thereof;

(vi)          all claims for, and rights to sue for, past, present or future infringements of any of the foregoing;

(vii)         all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements thereof and payments and damages under all Trademark Licenses in connection therewith; and

(viii)        all rights corresponding to any of the foregoing whether arising under the Laws of the United States or any foreign country or otherwise.

“Trademark License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, including, without limitation, the Trademark Licenses described on Schedule V to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party) and the rights to prepare for sale, sell and advertise for sale, all of the inventory now or hereafter owned by any Loan Party and now or hereafter covered by such license agreements.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.04         Terms Generally.  The definitions in Sections 1.02 and 1.03 shall apply equally to both the singular and plural forms of the terms defined, except for terms defined in both the singular and the plural form.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II
SECURITY INTERESTS

Section 2.01         Grant of Security Interests.  To secure the due and punctual payment of the Senior Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of the Senior Obligations of each Loan Party, each Loan Party hereby grants to the Senior Collateral Agent for the benefit of the Senior Finance Parties a security interest in, and each Loan Party hereby pledges to the Senior Collateral Agent for the benefit of the Senior Finance Parties, all of such Loan Party’s right, title and interest in, to and under the Collateral.

Section 2.02         Collateral.  All right, title and interest of each Loan Party in, to and under the following property, whether now owned or existing or hereafter created or acquired by a Loan Party, whether tangible or intangible, and regardless of where located, are herein collectively called the “Collateral”:

(i)            all Receivables;

(ii)           all Inventory;

(iii)          all General Intangibles;

(iv)          all Intellectual Property;

(v)           all Documents and all Supporting Obligations of any kind given by any Person with respect thereto;

(vi)          all Equipment;

(vii)         all Investment Property and all Supporting Obligations of any kind given by any Person with respect thereto;

(viii)        all Deposit Accounts;

(ix)           all As-Extracted Collateral;

(x)            the Collateral Accounts, all cash and other property deposited therein or credited thereto from time to time, the Liquid Investments made pursuant to Section 2.09 and other monies and property of any kind of any Loan Party maintained with or in the possession of or under the control of any Collateral Agent;

(xi)           all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of each Loan Party pertaining to any of the Collateral; and

(xii)          to the extent not otherwise included, all Proceeds of all or any of the Collateral described in clauses (i) through (xi) hereof;

provided, however, that, except as otherwise required by Section 6.12(d) of the Credit Agreement, the Collateral shall not include shares of capital stock having voting power in excess of 65% of the voting power of all classes of capital stock of a Foreign Subsidiary of any Loan Party if, and solely to the extent that, the inclusion of such shares of capital stock hereunder would cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed repatriation of the earnings of such Foreign Subsidiary to such Foreign Subsidiary’s United States parent for United States federal income tax purposes; and provided, further, that the Collateral shall not include any Excluded Contracts, Excluded Equipment, Exempt Deposit Accounts or assets or other property to the extent licensed or granted by a Loan Party to a Foreign Subsidiary (including a Foreign IP Holdco) as contemplated by clause (iii)(B) of the definition of “Foreign IP Transfer Transaction” in the Credit Agreement or licensed by a Loan Party (in accordance with clause (iii)(B) of the definition of “Foreign IP Transfer Transaction” in the Credit Agreement) to a Foreign Subsidiary under the Research and Development Cost Sharing Agreement permitted in the Credit Agreement.

Section 2.03         Continuing Liability of Each Loan Party.  Anything herein to the contrary notwithstanding, each Loan Party shall remain liable to observe and perform all the terms and conditions to be observed and performed by it under any contract, agreement, warranty or other obligation with respect to the Collateral.  Neither the Senior Collateral Agent nor any Senior Finance Party shall have any obligation or liability under any such contract, agreement, warranty or obligation by reason of or arising out of this Agreement or the receipt by the Senior Collateral Agent or any Senior Finance Party of any payment relating to any Collateral, nor shall the Senior Collateral Agent or any Senior Finance Party be required to perform or fulfill any of the obligations of any Loan Party with respect to any of the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of the performance of any party’s obligations with respect to any Collateral.  Furthermore, neither the Senior Collateral Agent nor any Senior Finance Party shall be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to the Collateral.

Section 2.04         Security Interests Absolute.  All rights of the Senior Collateral Agent, all security interests hereunder and all obligations of each Loan Party hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Senior Obligations, whether executed by such Loan Party, any other Loan Party or any other Person.  Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be released, discharged or otherwise affected or impaired by:

(i)            any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other Loan Party under any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation, by operation of Law or otherwise;

(ii)           any change in the manner, place, time or terms of payment of any Finance Obligation or any other amendment, supplement or modification to any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation;

(iii)          any release, non-perfection or invalidity of any direct or indirect security for any Finance Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Finance Obligation or any release of any other obligor or Loan Parties in respect of any Finance Obligation;

(iv)          any change in the existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Finance Obligation;

(v)           the existence of any claim, set-off or other right which any Loan Party may have at any time against the Borrower, any other Loan Party, any Agent, any other Finance Party, or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)          any invalidity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of any Finance Document or any other agreement or instrument evidencing or securing any Finance Obligation or any provision of applicable Law or regulation purporting to prohibit the payment by the Borrower or any other Loan Party of any Finance Obligation;

(vii)         any failure by any Finance Party:  (A) to file or enforce a claim against any Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Loan Party of any new or additional indebtedness or obligation under or with respect to the Finance Obligations; (C) to commence any action against any Loan Party; (D) to disclose to any Loan Party any facts which such Finance Party may now or hereafter know with regard to any Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Finance Obligations;

(viii)        any direction as to application of payment by the Borrower, any other Loan Party or any other Person;

(ix)           any subordination by any Finance Party of the payment of any Finance Obligation to the payment of any other liability (whether matured or unmatured) of any Loan Party to its creditors;

(x)            any act or failure to act by any Collateral Agent or any other Finance Party under this Agreement or otherwise which may deprive any Loan Party of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Loan Party in respect of the Finance Obligations; or

(xi)           any other act or omission to act or delay of any kind by any Loan Party or any Finance Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Loan Party’s obligations hereunder, except that a Loan Party may assert the defense of final payment in full of the Senior Obligations.

Each Loan Party has irrevocably and unconditionally delivered this Agreement to the Senior Collateral Agent, for the benefit of the Senior Finance Parties, and the failure by any other Person to sign this Agreement or a security agreement similar to this Agreement or otherwise shall not discharge the obligations of any Loan Party hereunder.

This Agreement shall remain fully enforceable against each Loan Party irrespective of any defenses that any other Loan Party may have or assert in respect of the Finance Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Loan Party may assert the defense of final payment in full of the Senior Obligations.

Section 2.05         Segregation of Proceeds; Cash Proceeds Account.

(a)           Creation of Cash Proceeds Account.  The Administrative Agent has established a Securities Account (the “Cash Proceeds Account”) at Bank of America, N.A., designated as “Bank of America, N.A. – VeriFone Cash Collateral Account” in the name of “Bank of America, N.A., as Senior Collateral Agent” and under the exclusive control of the Senior Collateral Agent for the benefit of the Senior Finance Parties and the Second Lien Lenders.  Upon payment in full of all Senior Obligations, the Second Lien Collateral Agent shall assume exclusive control of the Cash Proceeds Account for the benefit of the Second Lien Lenders.  All cash Proceeds of the Collateral required to be delivered to the Senior Collateral Agent pursuant to subsection (b) of this Section shall be deposited in the Cash Proceeds Account.  Any income received by the Senior Collateral Agent with respect to the balance from time to time standing to the credit of the Cash Proceeds Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Cash Proceeds Account.  All right, title and interest in and to the cash amounts on deposit from time to time in the Cash Proceeds Account together with any Liquid Investments from time to time made pursuant to Section 2.09 and any other property or assets from time to time deposited in or credited to the Cash Proceeds Account shall vest in and be under the sole dominion and control of the Senior Collateral Agent until the Senior Obligations are paid in full, and, thereafter, shall vest in and be under the sole dominion and control of the Second Lien Collateral Agent, shall constitute part of the Collateral hereunder and shall not constitute payment of the Senior Obligations until applied thereto as hereinafter provided.

(b)           Deposits to Cash Proceeds Account.  Upon the occurrence and during the continuance of an Event of Default, except as otherwise provided in Section 2.06 or 2.07, each Loan Party shall instruct all Account Debtors and other Persons obligated in respect of its Receivables and other

Collateral to make all payments in respect of its Receivables and other Collateral either (i) directly to the Senior Collateral Agent (by instructing that such payments be remitted by direct wire transfer to the Senior Collateral Agent at its address referred to in Section 7.01 or to a post office box which shall be in the name and under the control of the Senior Collateral Agent) or (ii) to one or more other banks in the United States (by instructing that such payments be remitted by direct wire transfer to, or to a post office box which shall be in the name and under the control of, such bank) under an Account Control Agreement duly executed by each relevant Loan Party and such bank or under other arrangements, in form and substance satisfactory to the Senior Collateral Agent, pursuant to which each relevant Loan Party shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Senior Collateral Agent for deposit into the Cash Proceeds Account or as the Senior Collateral Agent may otherwise instruct such bank.  All such payments made to the Senior Collateral Agent shall be deposited in the Cash Proceeds Account.  In addition to the foregoing, each Loan Party agrees that if the Proceeds of any Collateral hereunder (including the payments made in respect of Receivables) shall be received by it after the occurrence and during the continuance of an Event of Default, such Loan Party shall as promptly as possible deposit such Proceeds into the Cash Proceeds Account.  Until so deposited, all such Proceeds shall be held in trust by the relevant Loan Party for and as the property of the Senior Collateral Agent for the benefit of the Finance Parties and shall not be commingled with any other funds or property of any Loan Party.  Each Loan Party hereby irrevocably consents and agrees to such disbursement.  Each Loan Party hereby irrevocably authorizes and empowers the Senior Collateral Agent, its officers, employees and authorized agents, upon the occurrence and during the continuation of an Event of Default, to endorse and sign its name on all checks, drafts, money orders or other media of payment so delivered, and such endorsements or assignments shall, for all purposes, be deemed to have been made by the relevant Loan Party prior to any endorsement or assignment thereof by the Senior Collateral Agent.  The Senior Collateral Agent may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.

Section 2.06         Reinvestment Funds Account.

(a)           Creation of and Deposits to the Reinvestment Funds Account.  Promptly upon and at all times after the receipt by any Loan Party of any Insurance Proceeds or Condemnation Awards or other amounts required to be paid to the Senior Collateral Agent pursuant to Section 6.07(b) of the Credit Agreement, Section 4.11 hereof or pursuant to any similar provision of any other Loan Document (collectively, “Reinvestment Funds”), such Loan Party shall establish and shall thereafter maintain an additional Securities Account (the “Reinvestment Funds Account”) at the offices of the Senior Collateral Agent or such other bank or other financial institution as such Loan Party and the Senior Collateral Agent may agree, in the name and under the exclusive control of the Senior Collateral Agent.  If the Reinvestment Funds Account is not maintained at an office of the Senior Collateral Agent, then forthwith upon the establishment of such account, the applicable Loan Party shall notify the Senior Collateral Agent of the location, account name and account number of such account and shall deliver to the Senior Collateral Agent an Account Control Agreement with respect to such Reinvestment Funds Account duly executed by such Loan Party and the Securities Intermediary maintaining such Reinvestment Funds Account.  Each Loan Party hereby agrees to cause any Reinvestment Funds received from time to time after the establishment of the Reinvestment Funds Account to be deposited therein as set forth in this paragraph.  Any Insurance Proceeds exceeding $5,000,000 in respect of one or a series of related events or conditions giving rise thereto received from time to time by the Senior Collateral Agent in respect of which the Senior Collateral Agent is an insured party and loss payee shall be promptly deposited in the Reinvestment Funds Account as set forth in this paragraph.  Any income received with respect to the balance from time to time standing to the credit of the Reinvestment Funds Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Reinvestment Funds Account.  All right, title and interest in and to the cash amounts on deposit from time to time in the

Reinvestment Funds Account together with any Liquid Investments from time to time made pursuant to Section 2.09 and any other property or assets from time to time deposited in or credited to the Reinvestment Funds Account shall vest in the Senior Collateral Agent for the benefit of the holders from time to time of the Senior Obligations and shall constitute part of the Collateral hereunder and shall not constitute payment of the Senior Obligations until applied thereto as hereinafter provided.  The Senior Collateral Agent shall apply to repayment of the Senior Loans and, if necessary, to cash collateralization of L/C Obligations those amounts on deposit in the Reinvestment Funds Account which are required to be applied to the repayment of the Loans in accordance with Section 2.09(b)(iii) of the Credit Agreement and the definition of “Reinvestment Funds” in Section 1.01 of the Credit Agreement or any other applicable term of any Finance Document, and, unless a Default or an Event of Default shall have occurred and be continuing, shall promptly in accordance with subsection (b) below release to, or upon the order of the Loan Party in respect of which such Reinvestment Funds were delivered, those amounts on deposit in the Reinvestment Funds Account which are not required to be so applied or retained in the Reinvestment Funds Account pursuant to any other provision of any Loan Document for application as provided in subsection (b) below.

(b)           Withdrawals from Reinvestment Funds Account.  The balance from time to time standing to the credit of the Reinvestment Funds Account (to the extent not applied pursuant to the last sentence of Section 2.06(a)) shall be subject to withdrawal only upon the instructions of the Senior Collateral Agent.  Except upon the occurrence and continuation of a Default or an Event of Default, the Senior Collateral Agent agrees to give instructions to distribute such amounts to the applicable Loan Party at such times and in such amounts as such Loan Party shall request for the purpose of repairing, reconstructing or replacing the property in respect of which such Reinvestment Funds were received or for the purpose of repaying indebtedness secured by a Permitted Lien on, or meeting other liabilities in respect of, the property in respect of which such Reinvestment Funds were received.  Each Loan Party hereby irrevocably consents and agrees to such distribution.  To the extent required by any Loan Document, any such request shall be accompanied by a certificate of the chief executive officer or chief financial officer of such Loan Party setting forth in detail reasonably satisfactory to the Senior Collateral Agent the repair, reconstruction or replacement for which such funds will be expended.  If immediately available cash on deposit in the Reinvestment Funds Account is not sufficient to make any distribution to a Loan Party referred to in the previous sentence of this Section 2.06(b), the Senior Collateral Agent shall cause to be liquidated as promptly as practicable such Liquid Investments in the Reinvestment Funds Account designated by such Loan Party and the Borrower as are required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Article II, such distribution shall not be made until such liquidation has taken place.  Upon the occurrence and continuation of an Event of Default, the Senior Collateral Agent may apply or cause to be applied (subject to collection) any or all of the balance from time to time standing to the credit of the Reinvestment Funds Account in the manner specified in Section 5.05 hereof.

Section 2.07         L/C Cash Collateral Account.  All amounts required to be deposited by any Loan Party as cash collateral for L/C Obligations pursuant to Section 2.09(b) or Section 8.02(c) of the Credit Agreement, any similar provision of any other Loan Document or pursuant to Section 5.05 hereof shall be deposited in a Securities Account (the “L/C Cash Collateral Account”) established and maintained by such Loan Party at the offices of the Senior Collateral Agent or such other bank or other financial institution as such Loan Party and the Senior Collateral Agent may agree, in the name and under the exclusive control of the Senior Collateral Agent.  If the L/C Cash Collateral Account is not maintained at an office of the Senior Collateral Agent, then forthwith upon the establishment of such account, the applicable Loan Party shall notify the Senior Collateral Agent of the location, account name and account number of such account and shall deliver to the Senior Collateral Agent an Account Control Agreement with respect to such L/C Cash Collateral Account duly executed by such Loan Party and the Securities Intermediary maintaining such L/C Cash Collateral Account.  Any income received with respect to the balance from time to time standing to the credit of the L/C Cash Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the L/C Cash Collateral Account.  All cash amounts on deposit from time to time in the L/C Cash Collateral Account together with any Liquid Investments from time to time made pursuant to Section 2.09 and any other property or assets from time to time deposited in or credited to the L/C Cash Collateral Account shall be under the sole dominion and control of the Senior Collateral Agent for the benefit of the L/C Issuers and the Revolving Lenders, shall constitute part of the Collateral hereunder and shall not constitute payment of the Senior Credit Obligations until applied thereto as hereinafter provided.  If and when any portion of the L/C Obligations on which any deposit in the L/C Cash Collateral Account was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by the Issuing Lender with respect thereto of a draft presented under any Letter of Credit, the amount of such Direct Exposure (but not more than the amount in the L/C Cash Collateral Account at the time) shall be withdrawn by the Senior Collateral Agent from the L/C Cash Collateral Account and shall be paid to the Administrative Agent for application pursuant to the Credit Agreement, and the Relevant Contingent Exposure shall thereupon be reduced by such amount.  If at any time the amount in the L/C Cash Collateral Account exceeds the Relevant Contingent Exposure, the excess amount shall, so long as no Event of Default shall have occurred and be continuing, be withdrawn by the Senior Collateral Agent and paid to the applicable Loan Party or its order.  In addition, funds will be released from the L/C Cash Collateral Account at such times and in such amounts as provided in Section 2.05(j) of the Credit Agreement.  Each Loan Party hereby irrevocably consents and agrees to each such distribution.  If an Event of Default shall have occurred and be continuing, the excess of the funds in the L/C Cash Collateral Account over the Relevant Contingent Exposure shall be retained in the L/C Cash Collateral Account and, upon the occurrence and continuation of an Event of Default, may be withdrawn by the Senior Collateral Agent and applied in the manner specified in Section 5.05.  If immediately available cash on deposit in the L/C Cash Collateral Account is not sufficient to make any distribution to a Loan Party referred to in this Section 2.07, the Senior Collateral Agent shall cause to be liquidated as promptly as practicable such Liquid Investments in the Cash Collateral Account designated by such Loan Party as are required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Section 2.07, such distribution shall not be made until such liquidation has taken place.

Section 2.08         Prepayment Account.  All amounts required to be deposited by the Borrower as cash collateral pursuant to Section 2.09(b)(ix) of the Credit Agreement shall be deposited in a Securities Account (the “Prepayment Account”) established and maintained by the Borrower at the offices of the Senior Collateral Agent or such other bank or other financial institution as the Borrower and the Senior Collateral Agent may agree, in the name and under the exclusive control of the Senior Collateral Agent.  If the Prepayment Account is not maintained at an office of the Senior Collateral Agent, then forthwith upon the establishment of such account, the Loan Party so required to make such deposit shall notify the Senior Collateral Agent of the location, account name and account number of such account and shall deliver to the Senior Collateral Agent an Account Control Agreement with respect to such Prepayment Account duly executed by the Borrower and the Securities Intermediary maintaining such Prepayment Account.  Any income received with respect to the balance from time to time standing to the credit of the Prepayment Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Prepayment Account.  All cash amounts on deposit from time to time in the Prepayment Account, together with any Liquid Investments from time to time deposited in or credited to the Prepayment Account, shall be under the sole dominion and control of the Senior Collateral Agent for the ratable benefit of the holders from time to time of the Senior Credit Obligations and shall constitute part of the Collateral hereunder and shall not constitute payment of the Credit Obligations until applied thereto as hereinafter provided.  The Senior Collateral Agent shall from time to time pay to the Administrative Agent for application to repayment of the Loans of the respective Class as required by Section 2.09(b)(ix) of the Credit Agreement those amounts on deposit in the Prepayment Account which are required to be applied to the repayment of the Loans of such Class in accordance with

Section 2.09(b)(ix) of the Credit Agreement.  If immediately available cash on deposit in the Prepayment Account is not sufficient to make any distribution referred to in this Section 2.08, the Senior Collateral Agent shall cause to be liquidated as promptly as practicable such Liquid Investments in the Prepayment Account designated by the Borrower as are required to obtain sufficient cash to make such distribution and, notwithstanding any other provision of this Section 2.08, such distribution shall not be made until such liquidation has taken place.

Section 2.09         Investment of Funds in Collateral Accounts.  Amounts on deposit in the Collateral Accounts shall be invested and re-invested from time to time in such Liquid Investments as the Borrower shall determine, which Liquid Investments shall be held in the name and be under the control of the Senior Collateral Agent; provided that, if an Event of Default has occurred and is continuing, the Senior Collateral Agent may liquidate any such Liquid Investments and apply or cause to be applied the proceeds thereof in the manner specified in Section 5.05.  For this purpose, “Liquid Investments” means Cash Equivalents maturing within 30 days after a Cash Equivalent is acquired by the Senior Collateral Agent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants that:

Section 3.01         Title to Collateral.  Such Loan Party has good and sufficient legal title to, or valid license or leasehold interests in, all of the Collateral in which it has granted a security interest hereunder, free and clear of any Liens other than Permitted Liens.  Such Loan Party has taken all actions necessary under the UCC to perfect its interest in any Receivables purchased by or assigned to it, as against its assignors and creditors of its assignors.  Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, Permitted Liens and Liens securing indebtedness to be repaid with the proceeds of the initial Loans under the Credit Agreement and in respect of which the Administrative Agent has received pay-off letters and instruments appropriate under local Law to effect the termination of such Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral.  No Collateral having a value individually or collectively in excess of $1,000,000 (other than Inventory in transit not covered by a negotiable document of title or Inventory in the possession of a carrier or similar bailee as to which the provisions of Section 4.04 of this Agreement have been complied with) is in the possession or control of any Person (other than a Loan Party) asserting any claim thereto or security interest therein, except that the Senior Collateral Agent or its designee, and the Senior Collateral Agent acting as bailee for the Second Lien Collateral Agent pursuant to the Intercreditor Agreement, may have possession and/or control of Collateral as contemplated hereby and by the other Loan Documents.

Section 3.02         Validity, Perfection and Priority of Security Interests.

(a)           The Security Interest constitutes a valid security interest under the UCC securing the Senior Obligations.

(b)           When Uniform Commercial Code financing statements stating that the same covers “all assets of the Debtor”, “all personal property of the Debtor” or words of similar import or containing the description of Collateral set forth on Exhibit E hereto shall have been filed in the offices specified in Schedule 4.01 hereto, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC.

(c)           When each Patent and Trademark Agreement has been filed with the United States Patent and Trademark Office and each Copyright Agreement has been filed with the United States Copyright Office, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Recordable Intellectual Property therein described to the extent that a security interest therein may be perfected by such filing pursuant to applicable Law.

(d)           When each Account Control Agreement has been executed and delivered to the Senior Collateral Agent, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of the Loan Parties in the Deposit Accounts and Securities Accounts, as applicable, subject thereto, prior to all other Liens other than Permitted Liens and rights of others therein.

(e)           When each consent substantially in the form of Exhibit D hereto has been executed and delivered to the Senior Collateral Agent, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Letter-of-Credit Rights referred to therein, prior to all other Liens other than Permitted Liens and rights of others therein.

(f)            So long as such Loan Party is in compliance with the provisions of Section 4.13, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in all electronic Chattel Paper, prior to all other Liens other than Permitted Liens and rights of others therein.

The Security Interest created hereunder in favor of the Senior Collateral Agent for the benefit of the Senior Finance Parties shall be prior to all other Liens on the Collateral except for Permitted Liens (exclusive of those in favor of the Second Lien Collateral Agent) having priority over the Senior Collateral Agent’s Lien by operation of Law or otherwise as permitted under the Credit Agreement.

Section 3.03         Fair Labor Standards Act.  All of such Loan Party’s Inventory has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended from time to time, or any successor statute, and regulations promulgated thereunder.

Section 3.04         No Consents.  No consent of any other Person (including, without limitation, any stockholder or creditor of such Loan Party or any of its Subsidiaries) and no order, material consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by such Loan Party in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of the rights and remedies of the Senior Collateral Agent pursuant to this Agreement, except (i) as may be required to perfect (as described in Schedule 4.01 hereto) and maintain the perfection of the security interests created hereby, (ii) with respect to vehicles represented by a certificate of title, (iii) with respect to Receivables subject to the Federal Assignment of Claims Act or (iv) in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally or as described in Schedule 5.03 to the Credit Agreement; provided, however, that (i) the registration of Copyrights in the United States Copyright Office may be required to obtain a security interest therein that is effective against subsequent transferees under United States Federal copyright Law and (ii) to the extent that recordation of the Security Interest in favor of the Senior Collateral Agent in the United States Patent and Trademark Office or the United States Copyright Office is necessary to perfect such Security Interest or to render such Security Interest effective against subsequent third parties, such recordations will not have been made with respect to the items that are not Recordable Intellectual Property.

Section 3.05         Deposit and Securities Accounts.  Schedule 3.05 hereto sets forth as of the date hereof a complete and correct list of each Loan Party’s Deposit Accounts and Securities Accounts, the name and address of the financial institution which maintains each such account and the purpose for which such account is used.

ARTICLE IV
COVENANTS

Each Loan Party covenants and agrees that until the payment in full of all Senior Obligations (other than contingent indemnification obligations) and until there is no commitment by any Senior Finance Party to make further advances, incur obligations or otherwise give value, such Loan Party will comply with the following:

Section 4.01         Delivery of Perfection Certificate; Initial Perfection and Delivery of Search Reports.  On or prior to the Closing Date, such Loan Party shall (i) deliver its Perfection Certificate to the Senior Collateral Agent, (ii) deliver to the Senior Collateral Agent a fully executed Account Control Agreement with respect to each of its Securities Accounts, (iii) deliver to the Senior Collateral Agent a fully executed consent substantially in the form of Exhibit D hereto with respect to each of its Letter-of-Credit Rights and (iv) authorize all filings and recordings specified in Schedule 4.01 hereto to be completed.  The information set forth in the Perfection Certificate shall be correct and complete as of the Closing Date.  Within 90 days following the Closing Date, each Loan Party shall deliver to the Senior Collateral Agent a fully executed Account Control Agreement with respect to each of its Deposit Accounts (other than Exempt Deposit Accounts).

Section 4.02         Change of Name, Organizational Structure or Location; Subjection to Other Security Agreements.  Such Loan Party will not change its name, organizational structure or location (determined as provided in Section 9-307 of the UCC) in any manner, and shall not become bound, as provided in Section 9-203(d) of the UCC, by a security agreement entered into by another Person, in each case, unless it shall have given the Senior Collateral Agent not less than 20 days’ prior notice thereof.  Such Loan Party shall not in any event change the location of any Collateral or its name, organizational structure or location (determined as provided in Section 9-307 of the UCC), or become bound, as provided in Section 9-203(d) of the UCC, by a security agreement entered into by another Person, if such change would cause the Security Interest in favor of the Senior Collateral Agent in any Collateral to lapse or cease to be perfected unless such Loan Party has taken on or before the date of lapse all actions necessary to ensure that such Security Interest in the Collateral does not lapse or cease to be perfected.

Section 4.03         Further Actions.  Such Loan Party will, from time to time at its expense and in such manner and form as the Senior Collateral Agent may reasonably request, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the Uniform Commercial Code and any filings with the United States Patent and Trademark Office and the United States Copyright Office) that from time to time may be necessary or advisable under the UCC or with respect to Recordable Intellectual Property, or that the Senior Collateral Agent may request, in order to create, preserve, perfect or maintain the Security Interest or to enable the Senior Collateral Agent and the Senior Finance Parties to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral.  Such Loan Party shall maintain the Security Interests as a Requisite Priority Lien and shall defend such security interests and such priority against the claims and demands of all Persons to the extent adverse to such Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents.  To the extent permitted by applicable Law, such Loan Party hereby authorizes the Senior Collateral Agent to file, in the name of such Loan Party or otherwise and without separate authorization or authentication of such Loan Party appearing thereon, such Uniform Commercial Code financing statements or continuation statements as the Senior Collateral Agent in its sole discretion may deem necessary or reasonably appropriate to further perfect or maintain the perfection of the Security Interest in favor of the Senior Collateral Agent.  Such Loan Party hereby authorizes the Senior Collateral Agent to file financing and continuation statements describing as the Collateral covered thereby “all of the debtor’s personal property and assets” or words to similar effect, notwithstanding that such description may be broader in scope than the Collateral described in this Agreement.  Such Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  The Loan Parties shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral.

Section 4.04         Collateral in Possession of Other Persons.  If any of such Loan Party’s Collateral having a value individually or collectively in excess of $1,000,000 is at any time in the possession or control of any warehouseman, vendor, bailee or any agents or processors of any Loan Party, such Loan Party shall (i) notify such warehouseman, vendor, bailee, agent or processor of the Security Interest created hereby, (ii) instruct such warehouseman, vendor, bailee, agent or processor to hold all such Collateral for the Senior Collateral Agent’s account and subject to the Senior Collateral Agent’s instructions, (iii) use commercially reasonable efforts (without incurring material obligations or foregoing material rights) to cause such warehouseman, vendor, bailee, agent or processor to authenticate a record acknowledging that it holds possession of such Collateral for the benefit of the Senior Collateral Agent and (iv) make such authenticated record available to the Senior Collateral Agent.  Such Loan Party agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant Law).

Section 4.05         Books and Records.  Such Loan Party shall keep full and accurate, in all material respects, books and records relating to the Collateral, including, but not limited to, the originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Loan Party will make the same available to the Senior Collateral Agent for inspection in accordance with Section 6.10 of the Credit Agreement, at such Loan Party’s own cost and expense, at any time during normal business hours.  Upon direction by the Senior Collateral Agent, such Loan Party shall stamp or otherwise mark such books and records in such manner as the Senior Collateral Agent may reasonably require in order to reflect the Security Interest.

Section 4.06         Delivery of Instruments, Etc.  Such Loan Party will immediately deliver each Instrument and each Certificated Security (other than (i) promissory notes having individually a face value not in excess of $500,000, (ii) Cash Equivalents held in a Deposit Account or a Securities Account and subject to an effective Account Control Agreement as required by Section 4.12 hereof and (iii) Instruments or Certificated Securities received in connection with bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business having individually a face amount of less than $500,000 in the case of Instruments or Certificated Securities subject to this clause (iii) (the Instruments and Certificated Securities described in clauses (i), (ii) and (iii) above constituting “Excepted Instruments”)) to the Senior Collateral Agent, appropriately indorsed to the Senior Collateral Agent; provided that so long as no Event of Default shall have occurred and be continuing, and except as required by any other Loan Document, such Loan Party may (unless otherwise provided in Section 2.05(b)) retain for collection in the ordinary course of business any checks, drafts and other

Instruments received by it in the ordinary course of business and may retain any Collateral which it is otherwise entitled to receive and retain pursuant to Section 5.01 of the Senior Pledge Agreement, and the Senior Collateral Agent shall, promptly upon request of such Loan Party, make appropriate arrangements for making any other Instrument or Certificated Security pledged by such Loan Party available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate to the Senior Collateral Agent, against trust receipt or like document).

Section 4.07         Notification to Account Debtors.  Upon the occurrence and during the continuance of any Event of Default and if so requested by the Senior Collateral Agent, such Loan Party will promptly notify (and such Loan Party hereby authorizes the Senior Collateral Agent so to notify after the occurrence and during the continuance of any Event of Default under Section 8.01(a) or 8.01(f) of the Credit Agreement or any other Event of Default which has resulted in the Administrative Agent or the Senior Collateral Agent exercising any of its rights under Section 8.02 of the Credit Agreement) each Account Debtor in respect of any Receivable that such Collateral has been assigned to the Collateral Agent hereunder for the benefit of the Senior Finance Parties, and that any payments due or to become due in respect of such Collateral are to be made directly to the Senior Collateral Agent or its designee in accordance with Section 2.05 hereof.

Section 4.08         Disposition of Collateral.  Such Loan Party will not sell, lease, exchange, license, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interest, the security interest in favor of the Second Lien Collateral Agent securing the Second Lien Obligations and other Permitted Liens) on any Collateral except that, subject to the rights of the Senior Collateral Agent hereunder and, if so provided in the Intercreditor Agreement, to the rights of the Second Lien Collateral Agent under the Second Lien Security Agreement if an Event of Default shall have occurred and be continuing, such Loan Party may sell, lease, exchange, license, assign, or otherwise dispose of, or grant options with respect to, Collateral to the extent expressly permitted by the Credit Agreement, whereupon, in the case of any such disposition, the Security Interest created hereby in such item (but not in any Proceeds arising from such disposition) shall cease immediately without any further action on the part of the Senior Collateral Agent.

Section 4.09         Insurance.  Prior to the Closing Date, such Loan Party will cause the Senior Collateral Agent to be named as an insured party and loss payee, effective at all times on and after the Closing Date, on each insurance policy covering risks relating to any of its Inventory and Equipment.  Each such insurance policy shall include effective waivers by the insurer of all claims for insurance premiums against the Senior Collateral Agent and any Senior Finance Party, provide for coverage to the Senior Collateral Agent for the benefit of the Senior Finance Parties regardless of the breach by such Loan Party of any warranty or representation made therein, not be subject to co-insurance, provide that all insurance proceeds in excess of $5,000,000 per claim shall be adjusted with and payable to the Applicable Collateral Agent (for payment to the Administrative Agent for application as required by Section 2.09(b) or 6.07(b) of the Credit Agreement, if then in effect, or otherwise as contemplated by the other Loan Documents) and provide that no cancellation, termination or material modification thereof shall be effective until at least 30 days after receipt by the Senior Collateral Agent of notice thereof.  Such Loan Party hereby appoints the Senior Collateral Agent as its attorney-in-fact, effective during the continuance of an Event of Default, to make proof of loss, claims for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any insurance policies.

Such Loan Party assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Loan Party to pay the Senior Credit Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Loan Party.

Section 4.10         Information Regarding Collateral.  Such Loan Party will, promptly upon request, provide to the Senior Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Senior Collateral Agent to enforce the provisions of this Agreement.

Section 4.11         Covenants Regarding Intellectual Property.  Except in respect of subparagraphs (a), (b), (c), (e) and (f) below where the failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a)           Such Loan Party (either itself or through licensees) will, for each Patent, not do any act, or omit to do any act, whereby any Patent may become invalidated or dedicated to the public (except where the Loan Party has determined in its reasonable business judgment that such Patent is no longer reasonably necessary to the business of the Group Company), and shall continue to mark any products covered by a Patent with the relevant patent number or indication that a Patent is pending as required by the patent Laws.

(b)           Such Loan Party (either itself or, if permitted by Law, through its licensees or its sublicensees) will, for each Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity from non-use, material alteration, naked licensing or genericide except where the Loan Party has determined in its reasonable business judgment that such Trademark is no longer reasonably necessary to the business of the Group Company, (ii) maintain the quality of products and services offered under such Trademark in a manner substantially consistent with or better than the quality of such products and services as of the date hereof, (iii) display such Trademark with proper notice, including notice of federal registration to the extent permitted by applicable Law, (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, (v) not permit any assignment in gross of such Trademark and (vi) allow the Senior Collateral Agent and its designees the right, at any time and from time to time, to inspect such Loan Party’s premises and to examine and observe such Loan Party’s books, records and operations, including, without limitation, its quality control processes, upon reasonable notice and at such reasonable times and as often as may be reasonably requested (but not more frequently than twice per year unless an Event of Default has occurred and is continuing).

(c)           Such Loan Party (either itself or through licensees) will, for each work covered by a Copyright material to the conduct of its business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice.

(d)           Such Loan Party shall promptly notify the Senior Collateral Agent if it knows that any Patent, Trademark or Copyright (or any application or registration relating thereto) necessary in its reasonable business judgment to the conduct of its business may become abandoned or dedicated to the public, or of any material potential or actual adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Patent, Trademark, Copyright or Software necessary in its reasonable business judgment to the conduct of its business, its right to register the same or to keep, use or maintain the same.

(e)           Such Loan Party will take all necessary steps to file, maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to preserve and maintain all common Law rights in any Trademarks and each registration of the Patents, Trademarks and Copyrights in each instance which are material to the conduct of its business, including filing and paying fees for applications for renewal, reissues, divisions, continuations, continuations-in-part, affidavits of use, affidavits of incontestability and maintenance, and, unless such Loan Party shall reasonably determine that any such action would be commercially unreasonable, to initiate opposition, interference, reexamination and cancellation proceedings against third parties.

(f)            If any rights to any Patent, Trademark, Copyright, Software or License relating thereto reasonably necessary to the conduct of its business is believed infringed, misappropriated, breached or diluted by a third party, such Loan Party shall notify the Senior Collateral Agent promptly after it learns thereof and shall, unless such Loan Party shall reasonably determine that any such action would be commercially unreasonable, promptly sue for infringement, misappropriation, breach or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect such Patent, Trademark, Copyright, Software or License.

(g)           Within the time period specified in Section 6.01(i) and 6.12(b) of the Credit Agreement, each Loan Party will (i) inform the Senior Collateral Agent of all applications for Patents, Trademarks or Copyrights filed, acquired or registrations issued during such fiscal quarter by such Loan Party or by any agent, employee, licensee or delegate on its behalf with the United States Patent and Trademark Office or the United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof and (ii) upon request of the Senior Collateral Agent, execute any and all agreements, instruments, documents and papers as the Senior Collateral Agent may request to evidence the Security Interests in such application, any resulting Patent, Trademark or Copyright and the goodwill or accounts and general intangibles of such Loan Party relating thereto or represented thereby, and such Loan Party hereby appoints the Senior Collateral Agent its attorney-in-fact to execute and file such writings for the foregoing purposes.

(h)           As to all material Licenses (excluding non-exclusive Licenses of Software) entered into after the date hereof with any third party licensor, such Loan Party will use commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the licensor to effect the assignment of all of such Loan Party’s right, title and interest thereunder to the Senior Collateral Agent or its designee and to effect the sub-license contemplated under Section 5.03(e) upon and during the continuance of an Event of Default, and such Loan Party shall provide prompt written notice to the Senior Collateral Agent upon failure to obtain any such consent or approval.

(i)            Such Loan Party shall take all actions (and cause all other Persons, including licensees, to the extent such other Persons are subject to its control) which are necessary or reasonably advisable to protect, preserve and maintain the validity, priority, perfection or enforcement of the rights granted to the Senior Collateral Agent under this Agreement and give the Senior Collateral Agent prompt written notice if, after the date hereof, such Loan Party shall obtain rights to any Trademarks, Patents or Copyrights (subject to the time periods specified in Section 4.11(g), as applicable), or enter into any new license agreements regarding any of the foregoing, and such Loan Party hereby agrees that the provisions of this Agreement shall automatically apply thereto except were prohibited thereby pursuant to a valid and enforceable restriction or Law.  Such Loan Party will use commercially reasonable efforts so as not to permit the inclusion in any contract or agreement governing or relating to any Trademarks, Patents or Copyrights obtained after the date hereof or any license agreements entered into after the date hereof relating to any of the foregoing of any provisions that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Loan Party’s rights and interests therein, as contemplated by Sections 2.01 and 2.02.  Such Loan Party will, upon request of the Senior Collateral Agent, execute any and all agreements, instruments, documents and papers as the Senior Collateral Agent may request to evidence the Security Interest hereunder in any Patent, Trademark or Copyright (or application therefor) and the goodwill or accounts and general intangibles of such Loan Party relating thereto or represented thereby, and such Loan Party hereby appoints the Senior Collateral Agent its attorney-in-fact to execute and file such writings for the foregoing purposes.

Section 4.12         Deposit Accounts and Securities Accounts.  Except as expressly contemplated by Section 4.01 hereof, no Loan Party shall establish after the date hereof or permit to exist any Deposit Account (other than Exempt Deposit Accounts) credited at any time with amounts in excess of $250,000 or any Securities Account (except any such account maintained with the Senior Collateral Agent or constituting Collateral Accounts) without promptly delivering to the Senior Collateral Agent a fully executed Account Control Agreement with respect to such account.  Subject to Section 2.05(b) hereof and the rights of the Senior Collateral Agent under Article V hereof, each Loan Party shall cause all Proceeds of Collateral hereunder to be deposited in a Deposit Account maintained with the Senior Collateral Agent or with respect to which an effective Account Control Agreement has been delivered to the Senior Collateral Agent.

Section 4.13         Electronic Chattel Paper.  Such Loan Party shall create, store and otherwise maintain all records comprising electronic Chattel Paper in a manner such that:  (i) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (iv) below, unalterable, (ii) the authoritative copy of each such record shall identify the Collateral Agents as assignees thereof, (iii) the authoritative copy of each such record is communicated to and maintained by the Applicable Collateral Agent or its designee, (iv) copies or revisions that add or change any assignees of such record can be made only with the participation of the Applicable Collateral Agent, (v) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (vi) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.

Section 4.14         Claims.  In the event any Claim constituting a commercial tort claim in excess of $500,000 arises or otherwise becomes known after the date hereof, the applicable Loan Party will deliver to the Senior Collateral Agent a supplement to Schedule 1.01 hereto describing such Claim and expressly subjecting such Claim, all Judgments and/or Settlements with respect thereto and all Proceeds thereof to the Security Interest hereunder.

Section 4.15         Letter-of-Credit-Rights.  If any Letter-of-Credit Rights are hereafter acquired by any Loan Party, the applicable Loan Party will deliver or cause to be delivered to the Applicable Collateral Agent a fully executed consent with respect thereto substantially in the form of Exhibit D hereto or in such other form as shall be reasonably acceptable to the Senior Collateral Agent.  Absent the occurrence and continuance of an Event of Default, the provisions of this Section 4.15 shall not apply to (i) Letter of Credit Rights arising in respect of letters of credit having a face or stated amount of less than $1,000,000 or (ii) letters of credit in respect of which a Loan Party, after using commercially reasonable efforts, fails to obtain from the issuer of such letter of credit the consent contemplated by the preceding sentence.

ARTICLE V
GENERAL AUTHORITY; REMEDIES

Section 5.01         General Authority.  Until such time as the Senior Obligations shall have been paid in full (other than contingent indemnification obligations) and until there is no commitment by any Senior Credit Party to make further advances, incur obligations or otherwise give value, each Loan Party hereby irrevocably appoints the Senior Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party, the Senior Collateral Agent, the Senior Finance Parties or otherwise, for the sole use and benefit of the Senior Collateral Agent and the Senior Finance Parties, but at such Loan Party’s expense, to the extent permitted by Law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the Collateral; such power, being coupled with an interest, is irrevocable until the Senior Obligations are paid in full (other than contingent indemnification obligations) and until there is no commitment by any Senior Credit Party to make further advances, incur obligations or otherwise give value:

(i)            to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement;

(ii)           to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Loan Party as, or in connection with, Collateral;

(iii)          to accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv)          to commence, settle, compromise, compound, prosecute, defend or adjust any Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v)           to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, including, without limitation, for the implementation of any assignment, lease, License, sublicense, grant of option, sale or other disposition of any Patent, Trademark, Copyright or Software or any action related thereto, as fully and effectually as if the Senior Collateral Agent were the absolute owner thereof;

(vi)          to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto; and

(vii)         to do, at its option, but at the expense of the Loan Parties, at any time or from time to time, all acts and things which the Senior Collateral Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 5.02         Authority of the Senior Collateral Agent.  Each Loan Party acknowledges that the rights and responsibilities of the Senior Collateral Agent under this Agreement with respect to any action taken by it or the exercise or non-exercise by the Senior Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Senior Collateral Agent and the other Finance Parties, be governed by the Credit Agreement, the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Senior Collateral Agent and the Loan Parties, the Senior Collateral Agent shall be conclusively presumed to be acting as agent for the other Senior Finance Parties with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 5.03         Remedies upon Event of Default.

(a)           If any Event of Default has occurred and is continuing, the Senior Collateral Agent, upon being instructed to do so by the Required Senior Lenders, may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Senior Obligations (including without limitation, the right to give instructions or a notice of sole control under an Account Control Agreement, it being understood and agreed by the Loan Parties and the Senior Collateral Agent that, notwithstanding the provisions of any Account Control Agreement, the Senior Collateral Agent will not give a notice of exclusive control under an Account Control Agreement or other similar instruction except after the occurrence and during the continuance of an Event of Default):  (i) exercise on behalf of the Senior Finance Parties all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Loan Party or any other Person (all of which demands and/or notices are hereby waived by each Loan Party), (A) withdraw all cash and Liquid Investments in the Collateral Accounts and apply such cash and Liquid Investments and other cash, if any, then held by it as Collateral as specified in Section 5.05, (B) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account or Securities Account pursuant to the related Account Control Agreement and apply all such funds as specified in Section 5.05 and (C) if there shall be no such cash, Liquid Investments or other amounts or if such cash, Liquid Investments and other amounts shall be insufficient to pay all the Senior Obligations in full or cannot be so applied for any reason or if the Senior Collateral Agent determines to do so, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Senior Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Senior Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Senior Collateral Agent may deem reasonably satisfactory.

(b)           If any Event of Default has occurred and is continuing, the Senior Collateral Agent shall give each Loan Party not less than 10 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.  Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Senior Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC.  The Senior Collateral Agent and each Loan Party agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC.  Except as otherwise provided herein, each Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Senior Collateral Agent’s taking possession or disposition of any of the Collateral.

(c)           The Senior Collateral Agent or any Senior Finance Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).  Each Loan Party will execute and deliver such documents and take such other action as the Senior Collateral Agent deems necessary or reasonably advisable in order that any such sale may be made in compliance with Law.  Upon any such sale, the Senior Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Senior Collateral Agent may fix in the notice of such sale.  At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Senior Collateral Agent may determine.  The Senior Collateral Agent shall not be obligated to make any such sale pursuant to any such notice.  The Senior Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice.  In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Senior Collateral Agent until the selling price is paid by the purchaser thereof, but the Senior Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.

(d)           For the purpose of enforcing any and all rights and remedies under this Agreement, the Senior Collateral Agent may, if any Event of Default has occurred and is continuing, (i) require each Loan Party to, and each Loan Party agrees that it will, at its expense and upon the request of the Senior Collateral Agent, forthwith assemble, store and keep all or any part of the Collateral as directed by the Senior Collateral Agent and make it available at a place designated by the Senior Collateral Agent which is, in the Senior Collateral Agent’s opinion, reasonably convenient to the Senior Collateral Agent and such Loan Party, whether at the premises of such Loan Party or otherwise, it being understood that such Loan Party’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Senior Collateral Agent shall be entitled to a decree requiring specific performance by such Loan Party of such obligation; (ii) to the extent permitted by applicable Law, enter, with or without process of Law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to any Loan Party, seize and remove such Collateral from such premises; (iii) have access to and use such Loan Party’s books and records relating to the Collateral; and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Senior Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Intellectual Property or technical process used by such Loan Party.  The Senior Collateral Agent may also render any or all of the Collateral unusable at any Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.

(e)           Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i)            the Senior Collateral Agent may, subject to the express terms of any valid and enforceable restriction in favor of a Person who is not a Group Company (other than Foreign Subsidiaries only in connection with the Foreign IP Transfer Transaction or the Research and Development Cost Sharing Agreement as permitted in the Credit Agreement) that prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Patents, Trademarks or Copyrights included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as the Senior Collateral Agent shall in its sole discretion determine;

(ii)           the Senior Collateral Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any Licensee or sublicensee all rights and remedies of any Loan Party in, to and under any License and take or refrain from taking any action under any provision thereof, and each Loan Party hereby releases the Senior Collateral Agent and each of the Senior Finance Parties from, and agrees to hold the Senior Collateral Agent and each of the Senior Finance Parties free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto;

(iii)          upon request by the Senior Collateral Agent, each Loan Party will use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor or sublicensor of each License to effect the assignment of all of such Loan Party’s right, title and interest thereunder to the Senior Collateral Agent or its designee and will execute and deliver to the Senior Collateral Agent a power of attorney, in form and substance reasonably satisfactory to the Senior Collateral Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of a Patent, Trademark or Copyright; and

(iv)          the Senior Collateral Agent may direct any Loan Party to refrain, in which event each such Loan Party shall refrain, from using or practicing any Trademark, Patent or Copyright in any manner whatsoever, directly or indirectly, and shall, if requested by the Senior Collateral Agent, change such Loan Party’s name to eliminate therefrom any use of any Trademark and will execute such other and further documents as the Senior Collateral Agent may request to further confirm this change and transfer ownership of the Trademarks, Patents, Copyrights and registrations and any pending applications therefor to the Senior Collateral Agent.

(f)            In the event of any disposition following the occurrence and during the continuance of any Event of Default of any Patent, Trademark or Copyright pursuant to this Article V, each Loan Party shall supply its know-how and expertise relating to the manufacture and sale of the products or services bearing Trademarks or the products, services or works made or rendered in connection with or under Patents, Trademarks or Copyrights, and its customer lists and other records relating to such Patents, Trademarks or Copyrights and to the distribution of said products, services or works, to the Senior Collateral Agent.

(g)           If any Event of Default has occurred and is continuing, the Senior Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to this Section 5.03, may proceed by a suit or suits at Law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Senior Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.

(h)           If any Event of Default has occurred and is continuing, the Senior Collateral Agent shall, to the extent permitted by applicable Law, without notice to any Loan Party or any party claiming through any Loan Party, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Senior Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Senior Collateral Agent) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Senior Collateral Agent and the Senior Finance Parties, and each Loan Party irrevocably consents to the appointment of such receiver or receivers and to the entry of such order.

(i)            If any Event of Default has occurred and is continuing, each Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and each Loan Party hereby waives all benefit or advantage of all such Laws.  Each Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Senior

Collateral Agent, the Administrative Agent or any other Senior Finance Party in any Senior Finance Document.

(j)            If any Event of Default has occurred and is continuing, each Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

(k)           If any Event of Default has occurred and is continuing, each Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Loan Documents) in connection with this Agreement and any action taken by the Senior Collateral Agent with respect to the Collateral.

Section 5.04         Limitation on Duty of the Senior Collateral Agent in Respect of Collateral.  Beyond the exercise of reasonable care in the custody thereof, neither the Senior Collateral Agent nor any Senior Finance Party shall have any duty to exercise any rights or take any steps to preserve the rights of any Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Senior Collateral Agent or any Senior Finance Party be liable to any Loan Party or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision.  Each Loan Party agrees that the Senior Collateral Agent shall at no time be required to, nor shall the Senior Collateral Agent be liable to any Loan Party for any failure to, account separately to any Loan Party for amounts received or applied by the Senior Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement.  Without limiting the foregoing, the Senior Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Senior Collateral Agent accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Senior Collateral Agent in good faith absent gross negligence or willful misconduct.

Section 5.05         Application of Proceeds.

(a)           Priority of Distributions.  The proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held in the Collateral Accounts shall be paid over to the Administrative Agent for application as provided in the Credit Agreement, subject in all cases to the priorities set forth in Section 3.02 of the Intercreditor Agreement.  The Senior Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)           Distributions with Respect to Letters of Credit.  Each of the Loan Parties and the Finance Parties agrees and acknowledges that if (after all outstanding Loans and L/C Disbursements have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Senior Credit Obligations owing to the Lenders as such.  Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Credit Obligations of the Lenders as such.  If there remains any excess cash security, such excess cash shall be withdrawn by the Senior Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 5.05(a) hereof.

(c)           Reliance by the Senior Collateral Agent.  For purposes of applying payments received in accordance with this Section 5.05, the Senior Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the authorized representative (the “Representative”) for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Senior Collateral Agent) of the outstanding Credit Obligations and Swap Obligations owed to the Finance Parties, and shall have no liability to any Loan Party or any other Finance Party for actions taken in reliance on such information except in the case of its gross negligence, bad faith or willful misconduct.  Unless it has actual knowledge (including by way of written notice from a Swap Creditor) to the contrary, the Senior Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.  All distributions made by the Senior Collateral Agent pursuant to this Section shall be presumptively correct (except in the event of manifest error, gross negligence or willful misconduct), and the Senior Collateral Agent shall have no duty to inquire as to the application by the Finance Parties of any amounts distributed to them.

(d)           Deficiencies.  It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Senior Obligations.

ARTICLE VI
SENIOR COLLATERAL AGENT

Section 6.01         Concerning the Senior Collateral Agent.  The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Senior Collateral Agent in respect of this Agreement and shall be binding upon all Loan Parties and all Senior Finance Parties and upon the parties hereto in such respect.  In furtherance and not in derogation of the rights, privileges and immunities of the Senior Collateral Agent therein set forth:

(i)            The Senior Collateral Agent is authorized to take all such actions as are provided to be taken by it as Senior Collateral Agent hereunder and all other action reasonably incidental thereto.  As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Senior Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Senior Lenders or, in the absence of such instructions or provisions, in accordance with its discretion.

(ii)           The Senior Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interest created hereunder in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes gross negligence or willful misconduct.  The Senior Collateral Agent shall not have a duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Loan Party.

Section 6.02         Appointment of Co-Collateral Agent.  At any time or times, in order to comply with any legal requirement in any jurisdiction, the Senior Collateral Agent may in consultation with the Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Senior

Collateral Agent, or to act as separate agent or agents on behalf of the Senior Finance Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Senior Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 6.01).  Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Senior Collateral Agent, not unduly burdensome to it or any such co-agent, each Loan Party shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Senior Collateral Agent rather than any such co-agent in connection with the Senior Collateral Agent’s rights and obligations under this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01         Notices.  (a)           Unless otherwise expressly provided herein, all notices, and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices:  (i) in the case of Parent Holdings or any Subsidiary Guarantor, as set forth in Section 5.01 of the Guaranty; (ii) in the case of Holdings, the Borrower, the Administrative Agent or any Lender, as specified in or pursuant to Section 10.01 of the Credit Agreement; (iii) in the case of the Senior Collateral Agent, as set forth in the signature pages hereto; (iv) in the case of any Swap Creditor as set forth in any applicable Swap Agreement; or (v) in the case of any party, at such other address as shall be designated by such party in a notice to the Senior Collateral Agent and each other party hereto.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of: (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile transmission, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered.  Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.

(b)           Except as expressly provided herein or as may be agreed by the Administrative Agent in its sole discretion, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Finance Documents for execution by the parties thereto, to distribute executed Loan Documents in Adobe PDF format and may not be used for any other purpose.

Section 7.02         No Waivers; Non-Exclusive Remedies.  No failure or delay on the part of the Senior Collateral Agent or any Senior Finance Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Finance Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Senior Collateral Agent or any Senior Finance Party and any of the Loan Parties shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other remedies provided by Law.  Without limiting the foregoing, nothing in this Agreement shall impair the right of any Senior Finance Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Finance Documents.  Each Loan Party agrees, to the fullest extent it may effectively do so under applicable Law, that any holder, as to which the identity is disclosed, of a participation in a Senior Obligation, whether or not acquired pursuant to the terms of any applicable Finance Document, may exercise rights of set-off or counterclaim or other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Party in the amount of such participation.

Section 7.03         Compensation and Expenses of the Senior Collateral Agent; Indemnification.

(a)           Expenses.  The Loan Parties, jointly and severally, agree (i) to pay or reimburse the Senior Collateral Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and any amendment, waiver, consent or other modification of the provisions hereof (whether or not the transactions contemplated hereby are consummated), and the consummation of the transactions contemplated hereby, including all fees, disbursements and other charges of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Senior Collateral Agent, (ii) to pay or reimburse the Senior Collateral Agent and the other Senior Finance Parties for all taxes which the Senior Collateral Agent or any Senior Finance Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes) or to free any of the Collateral from the lien thereof and (iii) to pay or reimburse each Agent, any Representative of one or more Swap Creditors and each other Senior Finance Party for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights and remedies under this Agreement (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Senior Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and disbursements of counsel (including the allocated charges of internal counsel); provided that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (iii) unless, in the written opinion of outside counsel reasonably satisfactory to the Loan Parties and the Senior Collateral Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent and the costs of independent public accountants and other outside experts retained by or on behalf of the Agents and the Finance Parties.  The agreements in this Section 7.03(a) shall survive the termination of the Commitments and Swap Agreements and repayment of all Senior Obligations.

(b)           Protection of Collateral.  If any Loan Party fails to comply with the provisions of  any Senior Finance Document, such that the value of any Collateral or the validity, perfection, rank or value of the Security Interest is thereby diminished or potentially diminished or put at risk, the Senior Collateral Agent may, but shall not be required to, effect such compliance on behalf of such Loan Party, and the Loan Parties shall reimburse the Senior Collateral Agent for the out-of-pocket costs thereof within 10 Business Days of demand.  All insurance expenses and all expenses of protecting, storing, warehousing, appraising, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the Loan Parties.  If any Loan Party fails to promptly pay any portion thereof when due, the Senior Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Loan Parties’ account therefor, and the Loan Parties agree to reimburse the Senior Collateral Agent therefor on demand.  All sums so paid or incurred by the Senior Collateral Agent for any of the foregoing and any and all other sums for which any Loan Party may become liable hereunder and all costs and expenses (including attorneys’ fees, legal expenses and court costs) reasonably incurred by the Senior Collateral Agent in enforcing or protecting the Security Interest or any of its rights or remedies under this Agreement, shall, together with interest thereon until paid at the rate applicable to Revolving Base Rate Loans plus 2%, be additional Senior Obligations hereunder.

(c)           Indemnification.  Whether or not the transactions contemplated hereby or by the other Senior Finance Documents are consummated, each Loan Party, jointly and severally, agrees to indemnify, save and hold harmless the Senior Collateral Agent, the Representative, each other Senior Finance Party and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any Funds, trustees, advisors and attorneys-in-fact and their respective successors and assigns (collectively, the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Senior Obligations and the resignation or removal of any Agent or Representative or the replacement of any Senior Lender) be asserted or imposed against any Indemnitee, arising out of or in any way relating to or arising out of the manufacture, ownership, ordering, purchasing, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the Laws of any country, state or other Governmental Authority, or any tort (including, without limitation, any claims, arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage) or contract claim; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including fees and disbursements of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action or cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action or cause of action, or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim to the extent such claim is determined by a court of competent jurisdiction in a final non-appealable judgment to have been caused by its own gross negligence or willful misconduct; and provided further that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnities unless, in the written opinion of outside counsel reasonably satisfactory to the Loan Parties and the Senior Collateral Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.03(c) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Without prejudice to the survival of any other agreement of the Loan Parties hereunder and under the other Senior Finance Documents, the agreements and obligations of the Loan Parties contained in this Section 7.03(c) shall survive the repayment of the Loans, L/C Obligations and other obligations under the Senior Finance Documents and the termination of the Revolving and Term B Commitments.  Any amounts paid by any Indemnitee as to which such Indemnitee has a right to reimbursement hereunder shall constitute Senior Obligations.

(d)           Contribution.  If and to the extent that the obligations of any Loan Party under this Section 7.03 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

Section 7.04         Enforcement.  The Senior Finance Parties agree that this Agreement may be enforced only by the action of the Senior Collateral Agent, acting upon the instructions of the Required Senior Lenders (or, after the date on which all Senior Credit Obligations (other than contingent indemnification obligations) have been paid in full and all Commitments with respect thereto terminated, the holders of at least 51% of the outstanding Swap Obligations) and that no other Finance Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Senior Collateral Agent or the holders of at least 51% of the outstanding Swap Obligations, as the case may be, for the benefit of the Senior Finance Parties upon the terms of this Agreement, the Intercreditor Agreement and the other Senior Finance Documents.

Section 7.05         Amendments and Waivers.  Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party directly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Loan Party other than the Loan Party so added or released and it being further understood and agreed that any supplement to Schedule 1.01 delivered pursuant to Section 4.12 shall not require the consent of any Loan Party) and (i) the Senior Collateral Agent (with the consent of the Required Senior Lenders or, to the extent required by Section 10.01 of the Credit Agreement, all or such lesser amount of the Lenders as may be specified therein), at all times prior to the time on which all Senior Credit Obligations have been paid in full (other than contingent indemnification obligations) and all Commitments with respect thereto have been terminated, (ii) the holders of more than 50% of all Swap Obligations then outstanding, at all times after the time at which the Senior Credit Obligations have been paid in full (other than contingent indemnification obligations) and all Commitments with respect thereto have been terminated or (iii) the Second Lien Collateral Agent (with the consent of the Required Second Lien Lenders) at all times after the time on which all Senior Obligations have been paid in full (other than contingent indemnification obligations); provided, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 5.05 hereof or this Section 7.05 without the consent of each Finance Party adversely affected thereby except to the extent expressly provided in the Intercreditor Agreement.

Section 7.06         Successors and Assigns.  This Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Senior Collateral Agent and the Senior Finance Parties and their respective successors and permitted assigns.  In the event of an assignment of all or any of the Senior Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.  No Loan Party shall assign or delegate any of its rights and duties hereunder without the prior written consent of the Required Lenders or all of the Lenders as provided in Section 10.01 of the Credit Agreement.  Upon the payment in full of the Senior Obligations (other than contingent indemnification obligations), the rights of the Senior Collateral Agent (in its capacity as collateral agent for the Senior Finance Parties other than in respect of outstanding Letters of Credit and cash collateral provided in respect thereof and for related fees, costs, indemnification and expenses) and the rights of the Senior Finance Parties under this Agreement shall be deemed to have been assigned, with the consent and at the direction of the Loan Parties, to the Second Lien Collateral Agent for the benefit of the Second Lien Credit Parties.

Section 7.07         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTIONS OTHER THAN NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTIONS.

Section 7.08         Limitation of Law; Severability.

(i)            All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(ii)           If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Senior Collateral Agent and the Senior Finance Parties in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

Section 7.09         Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective with respect to each Loan Party when the Senior Collateral Agent shall receive counterparts hereof executed by itself and such Loan Party.

Section 7.10         Additional Loan Parties.  It is understood and agreed that any Subsidiary of Holdings that is required by any Loan Document to execute a counterpart of this Agreement after the date hereof shall automatically become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party hereunder by executing an instrument of accession or joinder satisfactory in form and substance to the Senior Collateral Agent and delivering the same to the Senior Collateral Agent.  Concurrently with the execution and delivery of such instrument, such Subsidiary shall take all such actions and deliver to the Senior Collateral Agent all such documents and agreements as such Subsidiary would have been required to deliver to the Senior Collateral Agent on or prior to the date of this Agreement had such Subsidiary been a party hereto on the date of this Agreement.  Such additional materials shall include, among other things, supplements to Schedules 1.01, 3.05 and 4.01 hereto (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Subsidiary, each of Schedules 1.01, 3.05 and 4.01 hereto is true, complete and correct with respect to such Subsidiary as of the effective date of such accession.  The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Loan Party hereunder.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.11         Termination.  Upon the full payment and performance of all Senior Obligations other than contingent indemnification obligations, the cancellation or expiration of all outstanding L/C Obligations and Swap Agreements and the termination of all Revolving and Term B Commitments under the Loan Documents, the Security Interest created hereunder shall terminate and all rights to the Collateral shall be deemed to have been assigned, with the consent and at the direction of the Loan Parties, to the Second Lien Collateral Agent for the benefit of the Second Lien Credit Parties.  In addition, at any time and from time to time prior to such termination of such Security Interest, the Senior Collateral Agent may release any of the Collateral as contemplated by the Credit Agreement or the Intercreditor Agreement.  Upon any such release of Collateral contemplated by the immediately preceding sentence, the Senior Collateral Agent will, upon request by and at the expense of any Loan Party, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such Collateral.  Any such documents shall be without recourse to or warranty by the Senior Collateral Agent or the Senior Finance Parties.  The Senior Collateral Agent shall have no liability whatsoever to any Senior Finance Party as a result of any release of Collateral by it as permitted by this Section 7.11.  Upon any release of Collateral pursuant to this Section 7.11, none of the Senior Finance Parties shall have any continuing right or interest in such Collateral or the Proceeds thereof.

Section 7.12         Entire Agreement.  This Agreement and the other Loan Documents and, in the case of the Swap Creditors, the Swap Agreements, constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, and any contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LOAN PARTIES:

VERIFONE HOLDINGS, INC.

	By:	/s/ Donald C. Campion
Name: Donald C. Campion
Title: Chief Financial Officer

VERIFONE INTERMEDIATE HOLDINGS, INC.

	By:	/s/ Donald C. Campion
Name: Donald C. Campion
Title: Chief Financial Officer

VERIFONE, INC.

	By:	/s/ Donald C. Campion
Name: Donald C. Campion
Title: Chief Financial Officer

COLLATERAL AGENT:	BANK OF AMERICA, N.A., as Senior Collateral Agent

	By:	/s/ W. Thomas Barnett
Name: W. Thomas Barnett
Title: Managing Director